Exhibit 99.1

Eagle Bulk Shipping Announces Agreement to Acquire 9 Ultramax Vessels

STAMFORD, CT, February 28, 2017 - Eagle Bulk Shipping Inc. (Nasdaq: EGLE) today announced that it has reached a definitive agreement to purchase a minimum of 6 and up to 9 Crown-63 Ultramax dry bulk sister vessels for an aggregate price of $153M, assuming all 9 ships are transacted.  The vessels, which range in age from 2 - 5 years, will be acquired from Greenship Bulk Trust, a company registered on the Norwegian OTC list.  The agreement includes the outright acquisition of 6 vessels, with an additional 3 vessels contingent upon final approval from Greenship’s unit holders.

Deliveries are anticipated to commence in April of this year.

Gary Vogel, Eagle Bulk's CEO, commented, “Eagle Bulk continues to execute on our fleet renewal and growth strategy, and today’s announced acquisition affirms our ability to transact in a meaningful way.   We are especially pleased that we were able to reach an agreement to purchase 6, and potentially 9, sister ships en bloc in a market where quality tonnage is difficult to find.  We view this as a milestone transaction, as it can increase our number of vessels by over 20% while meaningfully advancing the build-out of our owner-operator business model.”

Assuming the successful delivery of all 9 vessels, the Eagle Bulk fleet will consist of 50 owned vessels.

About Eagle Bulk Shipping

Eagle Bulk Shipping Inc. is a Marshall Islands corporation headquartered in Stamford, Connecticut. Eagle Bulk owns one of the largest fleets of Supramax/Ultramax dry bulk vessels in the world. Supramax/ Ultramax vessels, which are constructed with on-board cranes, range in size from approximately 50,000 to 65,000 dwt. The Company transports a broad range of major and minor bulk cargoes, including but not limited to coal, grain, ore, pet coke, cement and fertilizer, along worldwide shipping routes.

Forward-Looking Statements

Matters discussed in this release may constitute forward-looking statements. Forward-looking statements reflect management's current expectations and observations with respect to future events and financial performance. Where the Company expresses an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, the Company's forward-looking statements are subject to risks, uncertainties, and other factors, which could cause actual results to differ materially from future results expressed, projected, or implied by those forward-looking statements.  The Company's actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including changes in the Company’s financial resources and operational capabilities and as a result of certain other factors listed from time to time in the Company's filings with the U.S. Securities and Exchange Commission.  The Company disclaims any intent or obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Company Contact

Frank De Costanzo

Chief Financial Officer

Eagle Bulk Shipping Inc.

Tel. +1 203-276-8100

Media and Investor Contact

Jonathan Morgan or Alex Hinson

Perry Street Communications

212-741-0014

eagle@perryst.com

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